Exhibit 10.1

LOGITECH INC.
EMPLOYMENT AGREEMENT
December 18, 2015
WHEREAS, Bracken Darrell (“Executive”) is a member of the Group Management Team of Logitech International, S.A., a Swiss corporation (the “Parent”);
WHEREAS, Executive is currently employed by Logitech Inc. (the “Company”), a wholly-owned subsidiary of the Parent (the Parent and its direct and indirect subsidiaries - including the Company - are collectively referred to as “Logitech”) and is a party to an offer letter, employment agreement and/or a change in control agreement;
WHEREAS, the Parent is subject to compliance with the Swiss Ordinance Against Excessive Remuneration by Listed Companies (the so-called “Minder Ordinance”) and any successor and other laws, ordinances, rules and regulations resulting from the provisions of the Swiss Federal Constitution prohibiting excessive compensation in Swiss listed companies;
WHEREAS, the Minder Ordinance does not permit the Parent to have severance or change of control agreements or arrangements with members of its Group Management Team; and
WHEREAS, the Company and Executive now wish to amend the terms of Executive’s employment with the Company to eliminate certain severance and change of control benefits to which Executive was entitled under his employment and compensation arrangements with the Company in accordance with the Minder Ordinance.
NOW, THEREFORE, in consideration of Executive’s continued employment with the Company, Executive and the Company hereby agree, effective as of the date first written above:

1.
This Employment Agreement (this “Agreement”) sets forth certain terms of Executive’s employment with the Company, as well as the parties’ understanding with respect to any termination of that employment relationship.

2.
Executive will continue to be employed by the Company as Chief Executive Officer and President, and will serve in the positions assigned to Executive by the Board of Directors of the Company (the “Board”) from time to time. Executive agrees to devote his or her full business time, energy and skill to the assigned duties. Executive agrees that, without the approval of the Board, Executive shall not, during the period of employment with the Company, devote any time to any business affiliation which would interfere with or derogate from Executive’s obligations under this Agreement.

3.	Executive will be compensated for his or her services to the Company as follows:
(a)Cash Compensation: Executive will continue to receive his or her base salary as currently assigned in accordance with normal payroll procedures, and remain eligible to participate in the Logitech Management Performance Bonus Plan, which may be amended from time to time. Executive’s compensation will be reviewed by the Board or the Compensation Committee of the Board (the “Compensation Committee”) from time to time and may be subject to adjustment based on various factors including, but not limited to, individual performance, Logitech’s performance and the approval of the compensation of the Group Management Team by the shareholders of the Parent in compliance with the Parent’s Articles of Incorporation and the Minder Ordinance. Any adjustment to Executive’s compensation shall be in the sole discretion of the Board or the Compensation Committee.
(b)Benefits: Executive will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any applicable medical, disability or other group insurance plans, as well as under the Company’s business expense reimbursement, vacation policy and other policies. The Company reserves the right to cancel or change the benefit plans, programs and policies it offers to its employees at any time.

4.
Executive agrees to provide the Company with up to one (1) year of notice prior to the effective date of any termination of employment, with the length of notice (if any) within that range to be at the discretion of Executive (the “Executive Notice Period”). Except in cases where the Company terminates Executive’s employment for Cause (as defined below), the Company agrees to provide Executive with one (1) year of notice prior to the effective date of any termination of employment (the “Company Notice Period”; the Executive Notice Period or the Company Notice Period, as applicable, is referred to in this Agreement as the “Notice Period”). Notice of termination by either party shall be provided in writing. Executive shall remain a full-time employee of the Company during the Notice Period and shall not accept employment with any other entity during the Notice Period. Subject to specific terms contemplated in equity award agreements or equity or bonus plans, during the Notice Period, Executive shall continue to receive his or her base salary at the rate in effect as of the date either party has provided the other party with a notice of termination of employment (the “Date of Notice”), and Executive shall remain eligible for (i) all employee benefits in accordance with the provisions of the plans under which the benefits are provided, (ii) the payment of bonuses to the extent they become payable during the Notice Period or that become payable after the Notice Period but relate to a performance period that commenced during any portion of the Notice Period, with the bonus amount determined at the discretion of the Board or the Compensation Committee acting in good faith based on the Executive’s target bonus (currently calculated as a percentage of base salary) in effect as of the Date of Notice and on the attainment level of the performance goals and metrics (corporate, business group and individual, as applicable) established by the Board or Compensation Committee for Executive within the applicable fiscal year bonus program and in accordance with the applicable bonus plans, and payable at the time all other members of the Group Management Team are paid their bonuses; provided, however, that any bonus relating to a performance period that ends following the last day of the Notice Period shall be prorated based on the number of days Executive is employed during the performance period, and (iii) continued vesting of awards to acquire, or that are denominated in, shares of the Parent (“Equity Awards”) that were outstanding as of the Date of Notice. Executive shall be entitled to the acceleration of vesting of Equity Awards that were outstanding as of the Date of Notice in connection with a change of control of the Parent, termination of Executive’s employment, or both, to the extent set forth in any agreement evidencing the Equity Awards and only to the extent permitted under the Laws (as defined in Section 10 below) of Switzerland and California. Executive shall not be entitled to any new Equity Awards, bonuses, promotions, or salary increases during the Notice Period. As of the Date of Notice and at any time during the Notice Period, the Company may at its absolute discretion decide to release Executive from his duty to perform any services in favor of the Company during the Notice Period. As of the Date of Notice and at any time during the Notice Period, Executive may at his absolute discretion waive the Notice Period and be released from his obligation not to accept employment with any other entity during the Notice Period, in which event Executive's employment will terminate upon the effective date of such waiver and Executive shall only be entitled to base salary, any accrued and unused vacation benefits, and any other compensation earned through the date of termination, and such waiver shall constitute a waiver of the compensation, benefits and continued vesting of Equity Awards set forth in this Section as of the effective date of such waiver.

5.
The Company may terminate Executive’s employment at any time without notice for Cause, including during any Notice Period, as determined in the Company’s sole discretion and in good faith. Where the Company terminates Executive for Cause, the termination of employment shall occur with immediate effect. Upon the effective date of Executive’s termination for Cause, Executive shall only be entitled to base salary, any accrued and unused vacation benefits, and any other compensation, earned through the date of termination.

For purposes of this Agreement, “Cause” means Executive’s: (i)  willful dishonesty or fraud with respect to the business affairs of Logitech; (ii) intentional falsification of any employment or Logitech records; (iii) misappropriation of or intentional damage to the business or property of Logitech, including (but not limited to) the improper use or disclosure of the confidential or proprietary information of Logitech (excluding misappropriation or damage that results in a loss of little or no consequence to the business or property of Logitech); (iv) conviction (including any plea of guilty or nolo contendere) of a felony that, in the judgment of the Board (excluding Executive), materially impairs Executive's ability to perform his or her duties for Logitech or adversely affects Logitech’s standing in the community or reputation; (v) willful misconduct that is injurious to the reputation or business of Logitech; or (vi) refusal or willful failure to perform any assigned duties reasonably expected of a person in his or her position (excluding during any statutory leaves of absence as permitted by law, and with reasonable accommodations for any disability required by law) after receipt of written notice by the Chief Executive Officer or Executive Chairman of the Company or Parent of such refusal or failure and a reasonable opportunity to cure (as described below). Executive shall be given written notice by the Company of its intention to terminate Executive for Cause, which notice (a) shall state with particularity the grounds on which the proposed termination for Cause is based and (b) shall be given no later than ninety (90) days after the occurrence of the event giving rise to such grounds (or ninety (90) days after such later date as represents the actual knowledge by an executive officer of the Company or Parent (excluding Executive) of such grounds). The termination shall be effective upon Executive's receipt of such notice; provided, however, that with respect to subsection (vi) of this Section, Executive shall have thirty (30) days after receiving such notice in which to cure any refusal or willful failure to perform (to the extent such cure is possible). If Executive fails to cure such failure to perform within such thirty-day (30-day) period, Executive’s employment with the Company shall thereupon be terminated for Cause.

6.
This Agreement supersedes the Change of Control Severance Agreement dated April 9, 2012 and the provisions in Executive’s Applicable Offer Letter dated March 13, 2013, and any prior offer letter or employment agreement between Executive and Logitech, in their entirety with respect to the subject matter covered by this Agreement. The Change of Control Severance Agreement dated April 9, 2012 and all other severance, notice of termination, and change of control agreements and arrangements of any similar nature between Logitech and Executive shall be terminated effective as of the date of this Agreement. This Agreement shall serve as a novation of such obligations, and the parties hereby waive all current and future rights and entitlements under such previous agreements or arrangements.

7.
The Company and Executive acknowledge that Executive’s employment with the Company is and shall continue to be at-will, subject to compliance with the Notice Period pursuant to Section 4 above. Specifically, either the Company or Executive may terminate Executive’s employment for any reason.

8.
This Agreement shall be effective as of the date first set forth above.  This Agreement shall terminate upon the earlier of (i) the expiration of the Notice Period or (ii) the expiration of the Agreement Term (as defined below); provided, however, that if notice of termination of employment by either party (other than notice of termination by the Company for Cause pursuant to Section 5 above) is provided to the other party prior to expiration of the Agreement Term, then this Agreement shall terminate upon the expiration of the Notice Period. Unless this Agreement has terminated based on expiration of the Notice Period or on termination by the Company for Cause, the expiration of the Agreement Term shall not result in the termination of Executive’s employment with the Company or, if applicable, with Logitech. The “Agreement Term” shall mean the period commencing on the effective date of this Agreement and continuing through the second anniversary of the date of this Agreement; provided, however, that the Agreement Term shall be extended for an additional year upon the expiration of the original term and each anniversary thereof, unless the Company has provided a written notice of non-renewal to Executive at least one (1) year prior to the then applicable expiration date of the term.

9.
Subject to Section 10 and 12 below, this Agreement shall be governed by the laws of the State of California, without reference to conflicts of law principles, and the parties hereby consent to the exclusive jurisdiction of the competent courts, federal or state, located in Santa Clara County, California. Each party waives all defenses of lack of personal jurisdiction and forum non conveniens. Notwithstanding the foregoing, Section 12 is governed by the Federal Arbitration Act.

10.
This Agreement may be amended only in a writing signed by both parties to this Agreement, provided that, notwithstanding Section 9 above, the parties agree that the Company has the right to unilaterally amend this Agreement without compensation solely if an amendment is determined to be reasonably necessary by the Company’s legal counsel for Logitech to comply with existing or adopted ordinances, laws, rules or regulations applicable to Executive or Logitech (“Laws”) (even if such Laws have not yet taken effect), including but not limited to the Minder Ordinance and any other Laws resulting from the provisions of the Swiss Federal Constitution prohibiting excessive compensation in Swiss listed companies, and such counsel determines that the amendment reasonably addresses such need. No amendment made to this Agreement under this provision shall affect the vested rights of the Employee. No failure or delay by either party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder.

11.	In view of the personal nature of the services to be performed under this Agreement by Executive, Executive cannot assign or transfer any of his or her obligations under this Agreement.

12.	Arbitration.
(a)    Scope of Arbitration Requirement. Logitech and Executive hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to Executive’s employment, including (but not limited to) claims against the Parent or the Company or against any current or former Executive, director or agent of the Parent or the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

(b)    Procedure. The arbitrator’s decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator’s decision shall be final and binding on both parties, except to the extent that applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator shall allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in Alameda County, California, or, at Executive’s option, the county in which Executive primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

(c)    Costs. The parties shall share the costs of arbitration equally, except that the Parent or the Company shall bear the cost of the arbitrator’s fee and any other type of expense or cost that Executive would not be required to bear if he were to bring the dispute or claim in court. The Parent, the Company and Executive shall be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

(d)    Applicability. This Section shall not apply to (i) workers’ compensation or unemployment insurance claims or (ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by Executive or Logitech.

13.	IRS Section 409A Matters.
(a)    The payments and benefits to which Executive could become entitled to under Section 4 above are intended be exempt from Section 409A of the Internal Revenue Code of 1986, as amended ( “Section 409A”), under the separation pay plan and short-term deferral exception to the maximum extent permitted under Section 409A and the guidance promulgated thereunder, and the Agreement shall be interpreted and administered in a manner consistent with such intent.  If the Company believes, at any time, that any such payment or benefit is not exempt or does not comply with Section 409A, the Company may amend the terms of the Agreement to avoid the application of Section 409A in a particular circumstance or as necessary or desirable to satisfy any of the requirements under Section 409A or to mitigate any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable, but the Company shall not be under any obligation to make any such amendment.  Nothing in this Agreement shall provide a basis for any person to take action against Logitech or any affiliate thereof based on matters covered by Section 409A, including the tax treatment of any amount paid under the Agreement, and neither Logitech nor any of its affiliates shall under any circumstances have any liability to Executive or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A.

(b)    Anything in this Agreement to the contrary notwithstanding, no amount payable under this Agreement upon a termination of Executive’s employment that is non-qualified deferred compensation subject to Section 409A, as determined in the Company’s sole discretion, will be paid unless Executive experiences a “separation from service” (within the meaning of Section 409A).  In addition, to the extent any non-qualified deferred compensation subject to Section 409A is payable upon Executive’s separation from service and Executive is a “specified employee” (within the meaning of Section 409A) as of the date of the separation from service, such amount shall instead be paid or provided to Executive on the earlier of (i) the first business day after the date that is six (6) months following Executive’s separation from service or (ii) the date of Executive’s death, to the extent such delayed payment is required to avoid a prohibited distribution under Section 409A.  The provisions of this Section 13 will qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 409A.

14.
To the extent that Executive remains or is otherwise performing the duties of an executive officer of Logitech during the periods under this Agreement (including but not limited to any applicable Notice Period) or as otherwise required pursuant to applicable Laws, all compensation payable under this Agreement is subject to any clawback provisions in Logitech’s compensation plans, programs or agreements applicable to Executive or clawback policy that Logitech is required to adopt pursuant to any applicable Laws, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, or that Logitech determines is necessary or appropriate.

15.
This Agreement constitutes the entire agreement between Executive and the Company regarding the subject matter covered by this Agreement, and supersedes all prior negotiations, representations or agreements between Executive and the Company regarding the subject matter covered by this Agreement, whether written or oral.

ACCEPTED AND AGREED.
LOGITECH INC.

By: /s/ Bryan Ko
Name:    Bryan Ko
Title:    General Counsel and Secretary

EMPLOYEE: Bracken Darrell
By:

/s/ Bracken Darrell